Exhibit 99.1

Contact:

Media: Laurine Jue (509) 495-2510 laurine.jue@avistacorp.com

Investors: Stacey Wenz (509) 495-2046 stacey.wenz@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for First Quarter 2022, Confirms 2022 and 2023 Guidance

SPOKANE, Wash. – May 4, 2022, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income of $71.6 million, or $0.99 per diluted share for the first quarter of 2022, compared to $68.0 million, or $0.98 per diluted share for the first quarter of 2021.

“We had a solid start to 2022, as Avista Utilities earnings were above our expectations. We are pleased with the results of the first quarter. Our performance was partially the result of the timing of certain expenses. For the remainder of 2022 we anticipate seeing higher interest costs and energy costs based upon the current economic environment. However, we are proactively managing these issues and are on track to meet our consolidated earnings targets for the full year," said Avista President and CEO Dennis Vermillion.

“Both AEL&P and our other businesses met expectations for the first quarter.

“I’m pleased with our continued progress toward achieving our clean energy goals. In March, we entered the Western Energy Imbalance Market, expanding our ability to share renewable sources of energy across a regional market to help reduce costs for our customers, while we continue to meet their electricity needs.

“Lastly, in March, we were honored to be recognized for the third consecutive year by Ethisphere as one of the World’s Most Ethical Companies in 2022.

“We are confirming our 2022 consolidated earnings guidance with a range of $1.93 to $2.13 per diluted share. We expect to be near the lower end of this range primarily due to higher power supply costs. We are confirming our 2023 consolidated earnings guidance range of $2.42 to $2.62 per diluted share,” Vermillion added.

Summary Results: Avista Corp.’s results for the first quarter of 2022 as compared to the same period in 2021 are presented in the table below (dollars in thousands, except per-share data):

	First Quarter
	2022	2021
Net Income by Business Segment:
Avista Utilities	$67,278	$64,058
AEL&P	3,293	3,476
Other	994	483
Total net income	$71,565	$68,017
Earnings per Diluted Share by Business Segment:
Avista Utilities	$0.93	$0.92
AEL&P	0.05	0.05
Other	0.01	0.01
Total earnings per diluted share	$0.99	$0.98

Analysis of 2022 Consolidated Earnings

The table below presents the change in net income and diluted earnings per share for the first quarter of 2022 as compared to the same period in 2021, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in thousands, except per-share data):

	First Quarter
	Net Income (a)	Earnings per Share
2021 consolidated earnings	$68,017	$0.98
Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	(5,253)	(0.07)
Natural gas utility margin (including intracompany) (c)	2,504	0.04
Other operating expenses (d)	(4,913)	(0.07)
Depreciation and amortization (e)	(5,507)	(0.08)
Interest expense (f)	(1,363)	(0.02)
Other	(747)	(0.01)
Income tax at effective rate (g)	18,499	0.26
Dilution on earnings	n/a	(0.04)
Total Avista Utilities	3,220	0.01
AEL&P earnings	(183)	—
Other businesses earnings	511	—
2022 consolidated earnings	$71,565	$0.99

Earnings Overview

Our consolidated earnings increased primarily from Avista Utilities, which had higher earnings due to benefits from our completed general rate cases in Idaho and Washington, effective September 1, 2021 and October 1, 2021, respectively. The benefits from the general rate cases are recognized through lower income tax expense. Avista Utilities also had customer growth. These were partially offset by higher net power supply costs, higher depreciation and higher operating and maintenance costs. More detailed explanations of each category are below.

(a)
The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

(b)
Electric utility margin (operating revenues less resource costs) decreased and was impacted primarily by the following:
•
Increased net power supply costs, primarily due to increased power and natural gas fuel prices. For the first quarter of 2022, we had a $1.9 million pre-tax benefit under the Energy Recovery Mechanism (ERM) in Washington, compared to a $4.3 million pre-tax benefit for the first quarter of 2021. While we are in a benefit position with the ERM for the first quarter of 2022, we expect to be in an expense position by the end of 2022 in the 90 percent customers/10 percent Company sharing band.
•
Customer growth contributed additional retail electric revenue, which partially offset the higher power supply costs.
(c)
Natural gas utility margin (operating revenues less resource costs) increased and was impacted primarily by higher customer usage and customer growth which contributed additional retail natural gas revenue.
(d)
Other operating expenses increased in the first quarter of 2022 primarily due to higher inflation which caused increased employee wages and benefits and outside service expenses. We also had higher wildfire resiliency costs and insurance costs.
(e)
Depreciation and amortization increased primarily due to additions to utility plant.
(f)
Interest expense increased due to a higher level of debt outstanding and a slight increase in interest rates in the first quarter of 2022.
(g)
Our effective tax rate was negative 17.8 percent for the first quarter of 2022, compared to positive 15.2 percent for the first quarter of 2021. The decrease in the tax rate was primarily due to the recognition of income taxes related to our Idaho and Washington completed general rate cases in late 2021 which allowed for flow through treatment for certain tax items. For the full year of 2022, we expect our effective tax rate to be negative 17.8 percent.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures

The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.

The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the three months ended March 31 (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended March 31, 2022:
Electric	$267,925	$95,039	$172,886	$39,851	$133,035
Natural Gas	190,512	100,950	89,562	20,645	68,917
Less: Intracompany	(9,565)	(9,565)	—	—	—
Total	$448,872	$186,424	$262,448	$60,496	$201,952
For the three months ended March 31, 2021:
Electric	$257,580	$77,867	$179,713	$41,425	$138,288
Natural Gas	160,796	74,489	86,307	19,894	66,413
Less: Intracompany	(18,516)	(18,516)	—	—	—
Total	$399,860	$133,840	$266,020	$61,319	$204,701
(a)
Income taxes for 2022 and 2021 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent. In September and October 2021, new rates from our Idaho and Washington general rate cases went into effect. While there were base rate increases approved in each case, these base rate increases were offset by tax customer credits which resulted in no increase in customer billing rates. The general rate case outcomes did result in lower income tax expense, which represents our benefit from these cases. The lower taxes are not reflected in the 23.05 percent statutory tax rate presented in this table.

Liquidity and Capital Resources

Liquidity

As of March 31, 2022, we had $371 million of available liquidity under the Avista Corp. committed line of credit that expires in June 2026. AEL&P also had $25 million of available liquidity under its committed line of credit that expires in November 2024.

In the first quarter 2022, we issued long term debt of $400 million and used the net proceeds from the sale to repay the borrowings outstanding under our committed line of credit in March 2022. In April 2022, we used the remainder of the net proceeds, as well as borrowings on our committed line of credit to repay $250 million of maturing debt.

Also during the first quarter we issued common stock of $38 million.

During 2022, we expect to issue $120 million of common stock (inclusive of the amounts issued during the first quarter).

During 2023, we expect to issue $110 million of long-term debt and $110 million of common stock to fund planned capital expenditures.

Capital Expenditures and Other Investments

Avista Utilities’ capital expenditures were $96 million for the three months ended March 31, 2022, and we expect Avista Utilities’ capital expenditures to total $445 million in 2022. We expect AEL&P’s capital expenditures to total $10 million in 2022, a decrease from the previous estimate of $14 million.

We expect capital expenditures to total $445 million at Avista Utilities in 2023 and we expect AEL&P capital expenditures of $13 million in 2023.

In addition, we expect to invest $15 million in 2022 and $14 million in 2023 at our other businesses related to non-regulated investment opportunities and economic development projects in our service territory.

2022 and 2023 Earnings Guidance and Outlook

Avista Corp. is confirming its 2022 consolidated earnings guidance with a range of $1.93 to $2.13 per diluted share. We expect to be near the lower end of this range primarily due to higher power supply costs. We are confirming our 2023 consolidated earnings guidance range of $2.42 to $2.62 per diluted share. Our guidance assumes timely and appropriate rate relief in all of our jurisdictions.

In March 2022, we settled our general rate case in Oregon, which requires commission approval, and in January 2022 we filed multiyear general rate cases in Washington. We expect these cases to provide rate relief toward the end of 2022 and into 2023 and provide the opportunity to earn our allowed return in 2023. In addition, our earnings guidance assumes we file general rate cases in Idaho in 2023 and receive adequate rate relief in the second half of 2023.

We expect Avista Utilities to contribute in the range of $1.81 to $1.97 per diluted share for 2022, and a range of $2.30 to $2.46 per diluted share for 2023. The mid-point of our Avista Utilities’ guidance range does not include any expense or benefit under the ERM. Our 2022 forecast for the ERM is an expense position within the 90 percent customer/10 percent Company sharing band, which is expected to reduce earnings by $0.09 per diluted share. We expect the authorized power supply costs for the ERM to reset in 2023 through the regulatory process to approximate actual power supply costs. Primarily due to the impact of the ERM in 2022, we expect to be slightly below the bottom end of the range for Avista Utilities; however, on a consolidated basis, we expect to be within our earnings guidance range.

We expect AEL&P to contribute in the range of $0.08 to $0.10 per diluted share for each of 2022 and 2023. AEL&P is required to file its next general rate case by August 30, 2022.

We expect the other businesses to contribute in the range of $0.04 to $0.06 per diluted share for each of 2022 and 2023. Our outlook for the other businesses includes expected earnings on investments, partially offset by costs associated with Avista Edge, a broadband internet pilot.

Our outlook for Avista Utilities and AEL&P assumes, among other variables, normal precipitation, temperatures, hydroelectric generation, and other operating conditions. Our guidance does not include the effect of unusual or non-recurring items until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on May 4, 2022, at 10:30 a.m. ET to discuss this news release. The call will be available at (855) 806-8606, confirmation number: 7286046#. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through May 11, 2022. Call (855) 859-2056, confirmation number 7286046#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 406,000 customers and natural gas to 372,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

Utility Regulatory Risk

state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;

Operational Risk

pandemics (including the COVID-19 pandemic), which could disrupt our business, as well as the global, national and local economy, resulting in a decline in customer demand, deterioration in the creditworthiness of our customers, increases in operating and capital costs, workforce shortages, losses or disruptions in our workforce due to vaccine mandates, delays in capital projects, disruption in supply chains, and disruption, weakness and volatility in capital markets. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; political unrest and/or conflicts between foreign nation-states, which could disrupt the global, national and local economy, result in increases in operating and capital costs, impact energy commodity prices or our ability to access energy resources, create disruption in supply chains, disrupt, weaken or create volatility in capital markets, and increase cyber security risk. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; wildfires ignited, or allegedly ignited, by Avista Corp. equipment or facilities could cause significant loss of life and property or result in liability for resulting fire suppression costs, thereby causing serious operational and financial harm; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, extreme temperature events, snow and ice storms, and the potential increasing frequency and intensity of such events due to climate change, that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that could cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; changes in the availability and price of purchased power, fuel and natural gas, as well as transmission capacity; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; increasing operating costs, including effects of inflationary pressures; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuilding atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility (AEL&P) that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the availability or cost of replacement power (diesel); changing river or reservoir regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities;

Cyber and Technology Risk

cyberattacks on the operating systems that are used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems that are used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, resulting in the disruption of business operations, the release of private information and the incurrence of liabilities and costs; changes in costs that impede our ability to implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;

Strategic Risk

growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; entering into or growth of non-regulated activities may increase earnings volatility; the risk of municipalization or other forms of service territory reduction;

External Mandates Risk

changes in environmental laws, regulations, decisions and policies, including, but not limited to, regulatory responses to concerns regarding climate change, efforts to restore anadromous fish in areas currently blocked by dams, more stringent requirements related to air quality, water quality and waste management, present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations;

Financial Risk

weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; economic conditions nationally may affect the valuation of our unregulated portfolio companies; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires as well as their increased occurrence and intensity related to changes in climate; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers;

Energy Commodity Risk

volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;

Compliance Risk

changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation